                                                                    EXHIBIT 12.1

                        COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                                 (IN THOUSANDS)

                                 NINE MONTHS                                                 NINE MONTHS
                                    ENDED               YEARS ENDED DECEMBER 31,                ENDED
                                 DECEMBER 31,   -----------------------------------------   SEPTEMBER 30,
                                   1995(1)        1996       1997       1998       1999         2000
                                 ------------   --------   --------   --------   --------   -------------
Loss before provision for
  income taxes and equity in
  loss of unconsolidated
  affiliate....................    $(59,094)    $(44,688)  $(72,571)  $(42,798)  $(60,942)     $(24,580)
Fixed charges..................       1,790        2,873      5,788      7,916      7,369         4,239
                                   --------     --------   --------   --------   --------      --------
  Total earnings and fixed
    charges....................     (57,304)     (41,815)   (66,783)   (34,882)   (53,573)      (20,341)
Fixed charges..................       1,790        2,873      5,788      7,916      7,369         4,239
Ratio of earnings to fixed
  charges (2)..................          --           --         --         --         --            --
                                   ========     ========   ========   ========   ========      ========

------------------------

(1) In October 1995, we changed our fiscal year end from March 31 to December 31, effective with the nine months ended December 31, 1995.

(2) The ratio of earnings to fixed charges is computed by dividing loss before provision for income taxes and equity in loss of unconsolidated affiliate plus fixed charges by fixed charges. Fixed charges consist of interest expense and that portion of rental payments under operating leases we believe to be representative of interest. Earnings were insufficient to cover fixed charges by $24,580 for the nine months ended September 30, 2000 and $60,942, $42,798, $72,571, $44,688 and $59,094 for the years ended
    December 31, 1999, 1998, 1997 and 1996 and the nine months ended December 31, 1995.